LIMITED LIABILITY COMPANY AGREEMENT
OF
LEX-WIN CONCORD LLC

LIMITED LIABILITY COMPANY AGREEMENT, made as of the 2nd day of August, 2008 by and among WRT REALTY L.P., a Delaware limited partnership (“WRT”), THE LEXINGTON MASTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Lexington”), and WRP SUB-MANAGEMENT LLC, a Delaware limited liability company.

RECITALS:

WHEREAS, WRT and Lexington each hold a 50% membership interest in each of (i) Concord Debt Holdings LLC, a Delaware limited liability company (“Concord”), and (ii) WRP Management LLC, a Delaware limited liability company (“WRP Management”);

WHEREAS, simultaneously herewith each of WRT and Lexington is contributing its entire membership interest in and to Concord and WRP Management to the Company;

NOW, THEREFORE, In consideration of the covenants and conditions set forth in this Agreement, the parties agree as follows.

ARTICLE I
CERTAIN DEFINITIONS

1.1           General Terms.  For purposes of this Agreement, the following terms shall have the following respective meanings:

Administration Agreement:  The agreement between the Company and the Administrative Manager in effect from time to time including the Initial Administration Agreement.

Administrative Manager:  Such Person as is appointed the administrative manager of the Company in accordance with Section 3.4(a) hereof.

Advisory Agreements:  The Collateral Management Agreement and the Administration Agreement and such other advisory agreements and management agreements to which the Company or an Investment Entity becomes a party.

Affiliate:  With respect to a specified Person, (i) a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person who is an officer, director, member or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, member or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (iv) the spouse, issue, or parent of the specified Person.  An Affiliate does not include a Person who is a partner in a partnership or joint venture with the Company or any Member if such Person is not otherwise an Affiliate of the Company or any Member.

Audit Committee:  As defined in Section 3.2 hereof.

Bankruptcy:  With respect to any Member, (i) the filing by that Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of his debts under Title 11 of the United States Code or any other Federal or state insolvency law, or a Member's filing an answer consenting to or acquiescing in any such petition, (ii) the making by that Member of any assignment for the benefit of his creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver, trustee or custodian for the assets of that Member, or an involuntary petition seeking assets of that Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period (iv) the failure of a Member to generally pay its debts as they become due or (v) the placement of a writ of attachment against any of the Member’s assets.

Business Day:  Any day other than Saturday, Sunday or any other day on which commercial banks or savings and loan associations are required or authorized by law to close in Boston, Massachusetts or New York, New York.

Buy-Sell Closing Date:  As defined in Section 9.2(a)(ii) hereof.

Capital Accounts:  The capital accounts of the Members, maintained in accordance with Article IV.

Capital Contributions:  The capital contributions of the Members set forth in Section 4.2.

Cause:  Either (i) the Administrative Manager’s continuous and intentional failure to perform its duties under this Agreement; (ii) intentional misconduct by the Administrative Manager which is materially injurious to the Company or any member, monetarily or otherwise; or (iii) the material breach by the Administrative Manager of any of the terms or conditions of this Agreement (including, without limitation, Section 6.4 hereof) or any agreement relating to a Loan Asset or an Investment Entity Loan.

Closing:  As defined in Section 9.2(a)(iii) hereof.

Code:  The Internal Revenue Code of 1986, as amended from time to time, or any similar Federal internal revenue law enacted in substitution for the Code.

Collateral Management Agreement:  The Collateral Management Agreement between Concord Real Estate CDO 2006-1, Ltd. and WRP Management.

Company:  Lex-Win Concord LLC

Company Interest.  The ownership interest of any Member in the Company, including, without limitation, all rights to receive Distributions and allocations of Profit and Loss.

Company Law:  The Delaware Limited Liability Company Law, as amended from time to time.

Company Minimum Gain:  Means partnership minimum gain as determined in accordance with Regulations Section 1.704-2(d).

Concord:  As defined in the Recitals hereto.

Concord Operating Agreement:  The operating agreement of Concord as in effect from time to time.

Covered Person:  Any Member, the Administrative Manager, the members of the Audit Committee or any Affiliate thereof, or any officer, director, shareholder, partner, employee, representative or agent of a Member, the Administrative Manager or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

Default Event:  As defined in the Concord Operating Agreement.

Defaulting Member:  The Member that causes a Default Event under clauses (a), (b), (e), (g) or (h) of such definition to occur, it being acknowledged that if such Default Event is caused by the Administrative Manager such Default Event shall be deemed to have been caused by the Member that is an Affiliate of the Administrative Manager.

Default Rate:  An annual rate equal to the lesser of (i) LIBOR plus 15% or (ii) the maximum rate permitted by law.

Demand Notice:  As defined in Section 9.1(a) hereof.

Depreciation:  With respect to each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such year or other period, except that, if the Gross Asset Value of a Company asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

Exercise Notice:  As defined in Section 9.1(c) hereof

GAAP:  Accounting principles generally accepted in the United States of America.

Gross Asset Value:  With respect to any Company asset, the asset's adjusted basis for Federal income tax purposes, except that (1) the initial Gross Asset Value of any Company assets contributed shall equal their respective gross fair market values (taking into account Section 7701(g) of the Code), (2) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Members, and (3) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code) in the case of adjustments pursuant to clauses (A), (B) or (C) of this definition, as determined by the Members, as of the following times:  (A) immediately before the acquisition of an additional Company Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) immediately before the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for a Company Interest, in either case if the  Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members (as determined under this definition and 5.1); (C) immediately before the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with an election under Sections 734(b) or 743(b) of the Code, but only as provided in Regulations Section 1.704-1(b)(2)(iv)(m).  Following any contribution of assets or any adjustment to Gross Asset Value, the Gross Asset Value of the applicable assets shall be computed taking into account Depreciation.

Initial Administration Agreement:  That certain Administration and Advisory Agreement, dated of even date herewith between the Company and the Initial Administrative Manager.

Initial Administrative Manager:  WRP Sub-management LLC

Initial Payment:  An amount equal to the greater of (x) the lesser of (1) the Sale Interest Purchase Price or (2) $35,000,000 and (ii) 30% of the Sale Interest Purchase Price.

Initiating Member:  As defined in Section 9.1(a) hereof.

Interest:  A Member’s share of the Profits and Losses of the Company and a Member’s rights to receive distributions in accordance with the provisions of this Agreement and the Company Law.

Investment Entities:  Concord and WRP Management, together with such other entities that may be owned, in whole or in part, by the Company, and their respective subsidiaries, if any.

Lexington Change of Control:  Any of

(A)           The acquisition by any Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 30% or more of either (i) the then outstanding common shares of beneficial interest of LXP (the “Outstanding LXP Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of LXP entitled to vote generally in the election of trustees

(the “Outstanding LXP Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from LXP or its Affiliates, (2) any acquisition by LXP or its Affiliates, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by LXP, or its Affiliates, (4) any acquisition from Apollo Real Estate Investment Fund III, L.P., Vornado Realty Trust or their Affiliates, or (5) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2), (3) or (4) of subsection (C) of this definition; or

(B)           Individuals who, as of the date hereof, constitute the Board of Trustees of LXP (the “LXP Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Trustees of LXP; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the applicable Person’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the LXP Incumbent Board shall be considered as though such individual were a member of the LXP Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees of LXP; or

(C)           Consummation of a reorganization, merger or consolidation of Lexington or LXP (a “LXP Business Combination”), in each case, unless, following such LXP Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the applicable Outstanding LXP Common Stock and applicable Outstanding LXP Voting Securities immediately prior to such LXP Business Combination, have Beneficial Ownership, of more than 50%, respectively, of the then outstanding common shares of beneficial interest and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such LXP Business Combination (including, without limitation, an entity which as a result of such transaction owns the applicable company or all or substantially all of such company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such LXP Business Combination of the applicable Outstanding LXP Common Stock and Outstanding LXP Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of such company or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the LXP Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such LXP Business Combination were members of the LXP Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such LXP Business Combination, or of the action of the Board of Trustees of LXP, providing for such LXP Business Combination; or

(D)           Approval of a complete liquidation or dissolution of Lexington or LXP.

LIBOR:  A rate per annum on the basis of the 30 day London inter-bank offered rates for U.S. Dollar deposits in the Eurodollar market and appearing on the Telerate Screen page 3750 (or the successor page reference thereto) as of approximately 11:00 AM (London time) two Business Days before the date on which such 30 day period shall commence.  If at least two such offered rates appear on the Telerate Screen page 3750 or associated pages, the rate in respect of such 30 day period will be the arithmetic mean (rounded up to the nearest 1/16) of such offered rates.  If no such rate appears, the rate in respect of such 30 day period will be the rate specified as LIBOR on the Reuters Screen LIBOR page as of such date and time for such 30 day period.

Loan Asset:  As defined in the Concord Operating Agreement.

LXP:  Lexington Realty Trust, a Maryland real estate investment trust, together with its permitted successors and assigns.

Major Decisions:  Those items set forth on Schedule 1 hereto.

Members:  WRT and Lexington and such other Persons who become party hereto, together with their permitted successors and assigns.

Member Nonrecourse Debt Minimum Gain:  Means partner non-recourse debt minimum gain as determined in accordance with Regulations Sections 1.704-2(i)(3) and 1.704-2(i)(4).

Member Nonrecourse Debt:  Has a comparable meaning to the meaning set forth in Regulations Section 1.704-2(b)(4).

Member Nonrecourse Deductions:  Has a comparable meaning to the meaning set forth in Regulations Section 1.704-2(i)(2).

Non-Defaulting Member:  The Member other than the Non-Defaulting Member.

Option Period:  As defined in Section 9.1(c) hereof

Ownership Percentages.  With respect to each Member, each Member's Ownership Percentage shall be the percentage determined by dividing such Member's Capital Contribution at the date of determination by the sum of all Members' Capital Contributions as of such date.

Permitted Investment:  As defined in the Concord Operating Agreement.

Person:  An individual, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity.

Profit and Loss:  With respect to each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss; and

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii)           f the Gross Asset Value of any Company asset is adjusted pursuant to clause (3) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)           gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein;

(vi)           to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii)           notwithstanding any other provisions of this definition of Profits and Losses, any items that are specially allocated pursuant to Sections 5.2 and 5.3 hereof shall not be taken into account in computing Profit or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.2 and 5.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

Purchase Transaction:  As defined in Section 9.1(b) hereof.

Purchasing Member:  Either (x) the Initiating Member (or its designee) if the Responding Member shall have elected in its Exercise Notice not to purchase the Company Interests of the

Initiating Member, or (y) the Responding Member (or its designee) if it shall have indicated in its Exercise Notice its intent to purchase the Company Interest of the Initiating Member.

Qualified Manager:  A Person who has such experience and expertise comparable to that of the Initial Administrative Manager with respect to Loan Assets and real estate properties.

Redemption Transaction:  As defined in Section 9.1(b) hereof.

Regulations:  The final, temporary and proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Responding Member:  As defined in Section 9.1(a) hereof

Selling Member:  The Member who is not the Purchasing Member.

Sale Interest:  The Company Interest of the Selling Member.

Sale Interest Return:  An amount equal to the distributions that would be received by the Selling Member from the date of the applicable Demand Notice to the date of the full redemption of the Selling Member’s Company Interest assuming the entire yield that is earned on the Company’s investments during such period were distributed pursuant to Article VI hereof and the Percentage Interest of the Selling Member were calculated as if the Selling Member was then still a Member.

Sale Interest Purchase Price:  An amount equal to the amount which the Selling Member would have been entitled to receive upon dissolution of the Company pursuant to the terms of the Agreement if the Company had sold all of the Company’s assets for cash to a third party at the price set forth in the Demand Notice and had utilized such cash first to satisfy all debt obligations and then liquidated the Company.  In determining this amount it shall be assumed that:  (i) no prepayment premium or make whole amount is owing to any lender, (ii) no reserves will be maintained, and (iii) there will be no brokerage fees, transfer taxes or other transaction costs in connection with such liquidation and (iv) the proceeds from such liquidation would be distributed in accordance with Article VI hereof

Tax Matters Partner:  Shall have the meaning assigned in Section 7.5 hereof.

Transfer:  (i) any sale, conveyance, transfer or assignment, or the entry into any agreement to sell, convey, transfer or assign, whether by law or otherwise, of, on, in or affecting (x) all or part of a Member’s Company Interest (including any legal or beneficial direct or indirect interest therein, except for transfers of interests in WRT and Lexington to the extent such transfer does not constitute a Lexington Change of Control or a WRT Change of Control), (y) any direct or indirect interest in a Member (including any profit interest), except for transfers of interests in WRT and Lexington to the extent such transfer does not constitute a Lexington Change of Control or a WRT Change of Control, or (z) any direct or indirect interest in a Member,, except for transfers of interests in WRT and Lexington to the extent such transfer does not constitute a Lexington Change of Control or a WRT Change of Control, (ii) any Lexington Change of Control, or (iii) any WRT Change of Control.  For purposes hereof, a Transfer of an interest in a Member shall be deemed to include (A) if a Member or controlling equityholder of a Member is a corporation or trust, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock or trust’s beneficial interests (or the stock or beneficial interests of any corporation or trust directly or indirectly controlling such corporation or trust by operation of law or otherwise) and (B) if a Member or controlling equityholder of a Member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member.

Winthrop:  Winthrop Realty Trust, an unincorporated association in the form of an Ohio business trust, together with its permitted successors and assigns.

WRT Change of Control:  Any of

(A)           The acquisition by any Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of Beneficial Ownership of 30% or more of either (i) the then outstanding common shares of beneficial interest of Winthrop (the “Outstanding Winthrop Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Winthrop entitled to vote generally in the election of trustees (the “Outstanding Winthrop Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Winthrop or its Affiliates, (2) any acquisition by Winthrop or its Affiliates, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Winthrop or its Affiliates, or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) of this definition; or

(B)           Individuals who, as of the date hereof, constitute the Board of Trustees of Winthrop (the “Winthrop Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Trustees of Winthrop; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the applicable Person’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Winthrop Incumbent Board shall be considered as though such individual were a member of the Winthrop Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees of Winthrop; or

(C)           Consummation of a reorganization, merger or consolidation of WRT or Winthrop (a “Winthrop Business Combination”), in each case, unless, following such Winthrop Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the applicable Outstanding Winthrop Common Stock and applicable Outstanding Winthrop Voting Securities immediately prior to such Winthrop Business Combination, have Beneficial Ownership, of more than 50%, respectively, of the then outstanding common shares of beneficial interest and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Winthrop Business Combination (including, without limitation, an entity which as a result of such transaction owns the applicable company or all or substantially all of such company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Winthrop Business Combination of the applicable Outstanding Winthrop Common Stock and Outstanding Winthrop Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of such company or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Winthrop Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Winthrop Business Combination were members of the Winthrop Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Winthrop Business Combination, or of the action of the Board of Trustees of Winthrop, providing for such Winthrop Business Combination; or

(D)           Approval of a complete liquidation or dissolution of WRT or Winthrop.

WRP Management:  As defined in the Recitals hereto.

1.2           Other Terms.  Unless the context shall require otherwise:

(a)           Words importing the singular number or plural number shall include the plural number and singular number respectively;

(b)           Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(c)           Reference to “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”; and

(d)           Reference in this Agreement to “herein”, “hereof”, “hereby” or “hereunder”, or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits.

ARTICLE II
GENERAL PROVISIONS

2.1           Acts of Formation.  The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Company Law and agree that the rights, duties and liabilities of the Members and the Administrative Manager shall be as provided in the Company Law, except as otherwise provided herein.  Upon the execution of this Agreement, the Members shall be members of the Company.  The actions of Allison Forrester, as an authorized person within the meaning of the Company Law, in connection with the execution and delivery of a Certificate of Formation with the Secretary of State of the State of Delaware is hereby ratified and approved in all respects.

2.2           Further Action.  The Administrative Manager shall take any and all action, as may be required, from time to time, under the laws of the State of Delaware, to give effect to, and continue in good standing, the Company.

2.3           Name of the Company.  The name of the Company shall be Lex-Win Concord LLC, or such other name as the Members may from time to time determine.  The Administrative Manager shall have the right to cause the Company to operate under one or more assumed names (which shall not include the name of any Member or any similar name) where required to comply with the laws of any states in which the Company is doing business.  The Administrative Manager shall cause to be filed on behalf of the Company such company or assumed or fictitious name certificate or certificates or other similar documents as may from time to time be required by law for the formation and continuation of the Company as a limited liability company under the laws of Delaware applicable to a limited liability company and the laws of such other states in which the Company is doing business regarding the qualification of a foreign limited liability company.

2.4           Business of the Company.  The business of the Company shall be to:  (i) acquire, own, hold, sell, transfer, hypothecate and ultimately dispose of the Investment Entities; (ii) make, enter into, perform and carry out any arrangements, contracts or agreements relating to the foregoing, and (iii) do any and all things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this Agreement.  The Company shall not engage in any business or activity not authorized by this Agreement.

2.5           Place of Business; Registered Agent.  The Company's principal place of business is 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 or such other place as the Administrative Manager may, from time to time, determine.  The Company’s registered agent in Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  Such office and registered agent may be changed from time to time in accordance with the Company Law, as may be approved the Administrative Manager.

2.6           Duration of the Company.  The Company shall commence upon the filing of a Certificate of Formation for the Company in accordance with the Company Law, and shall continue until dissolved in accordance with Article IX of this Agreement.

2.7           Title to Company Property.  A Member’s interest in the Company shall for all purposes be personal property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in that property.

ARTICLE III
MANAGEMENT

3.1           Management of the Company.  (a)  Except as otherwise provided herein, the overall management and control of the business and affairs of the Company shall be vested in the Members.  Notwithstanding anything herein to the contrary, to the extent permitted by Section 7.5 of the Concord Operating Agreement, if Lexington or its Affiliate is pursing a Permitted Investment independent of the Company, then Lexington shall have no right to approve or consent to Concord acquiring such Permitted Investment.

(b)           The Members hereby agree that the members of the Advisory Committee established pursuant to the terms of the Concord Operating Agreement to be appointed by the Company shall consist of one person nominated by each of Lexington and WRT.  Each Member agrees that if its designee to the Advisory Committee is subject to an action or claim that if adversely determined would cause a Default Event to occur under clause (e) of the definition of “Default Event” in the Concord Operating Agreement, such Member shall immediately cause its designee to resign as a member of the Advisory Committee and replace such individual with a new designee.  The individuals appointed by each Member to the Advisory Committee shall only consent to such actions as may be permitted by, or approved in accordance with, the terms hereof.  WRT further agrees that during the Commitment Period (as defined in the Concord Operating Agreement), it shall cause either Michael Ashner or Peter Braverman to be its nominee to the Advisory Committee so long as Messrs. Ashner or Braverman are also then officers or trustees of Winthrop.

(c)           Distributions of Capital Proceeds (as defined in the Concord Operating Agreement) by Concord shall be made promptly after receipt by Concord thereof, unless both Members approve the reinvestment of such Capital Proceeds.

3.2           Audit Committee.  (a)  The Members hereby establish an Audit Committee (the “Audit Committee”) which Audit Committee shall consist of up to two voting members and two non-voting members.  The two voting members shall be one independent trustee of LXP, who shall be appointed by Lexington, and one independent trustee of Winthrop, who shall be appointed by WRT.  The two non-voting members shall be the Chief Financial Officer of each of LXP and Winthrop.  Each Member may change its respective member appointed to the Audit Committee by giving notice thereof to each of the other Members and the members of the Audit Committee.

(b)           The Audit Committee shall have the purpose, rights and powers set forth on Schedule 2 hereto.

3.3           Meetings of the Audit Committee.  (a)  The Audit Committee shall meet no less often than quarterly and at least five days prior to the earlier of the date when  Lexington or WRT is required to file its interim or annual financial statements with the Securities and Exchange Commission.  The Administrative Manager shall cause a notice to be sent to each Audit Committee member at least two days prior to the date of such meeting which notice shall specify the place, date and hour of the meeting and the agenda for such meeting.  Attendance by a Audit Committee member at a meeting of the Audit Committee shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Notwithstanding anything herein to the contrary, any trustee or officer of Lexington or WRT shall be permitted to attend and participate at all meetings of the Audit Committee.

(b)           Audit Committee members may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.  All actions requiring the consent of the Audit Committee shall be made by a vote of the majority of the members of the Audit Committee.

(c)           Any action required or permitted to be taken at any meeting or otherwise requiring the affirmation, vote, consent or approval of the Audit Committee members may be taken without a meeting if (i) all of the voting members of the Audit Committee affirm, vote for, consent to or approve such action in writing, and the writing or writings are filed with the minutes of proceeding of the Audit Committee or are delivered to all Members; and (ii) all Audit Committee members are provided with written notice at least one day prior to the date on which such action is to be taken of the intent to take such action by written consent.

3.4           The Administrative Manager.  (a)  The Members agree that in order to help facilitate the Company’s business that a Person be retained on an annual basis by the unanimous vote of the Members to serve as the administrative manager of the Company.  The Initial Administrative Manager is hereby appointed as the initial administrative manager of the Company and the Company is hereby authorized to enter into the Administration Agreement.

(b)           The Members shall agree on or before November 15 of each year as to the Person to be retained as the administrative manager of the Company for the following year provided that in no event shall a Person be retained as the administrative manager that is not a Qualified Person.  To the extent that the Members are unable to agree on the Person to serve as the administrative manager of the Company, the then administrative manager of the Company shall continue to serve as the Administrative Manager in accordance with the terms of the Administration Agreement until the Members are able to agree on the replacement administrative manager.  Any Administration Agreement entered into with a replacement administrative manager shall be on such terms and conditions no less favorable to the Company than the Initial Administration Agreement.

(c)           In addition to all other rights granted to, and the obligations of, the Administrative Manager hereunder and under the Management Agreement, the Administrative Manager shall be authorized to all actions that are “ministerial” or “administrative” in nature including, without limitation, (i) modifying the terms of a document underlying a Loan Asset unless the economic terms of such Loan Asset, the security for such Loan Asset or the maturity date of such Loan Asset are modified, (ii) establishing and maintaining one or more bank accounts in the name and on behalf of the Company or an Investment Entity, as applicable; (iii) taking all action and execute and deliver all documents and agreements, in each case in the name and on behalf of the Company, which are customarily considered administrative in nature or are authorized by the Members in accordance with this Agreement or are authorized for the Administrative Manager to execute or deliver pursuant to this Agreement, (iv) causing the Company or an Investment Entity to pay the fees under contracts to which the Company or an Investment Entity is a party, in all cases as approved in accordance with the terms hereof, or to professionals retained by the Company or an Investment Entity; (v) exercising such other authority as shall be approved by the Audit Committee or the Members in accordance with the terms hereof; (vi) administering the day-to-day activities of the Company; (vi) investing any and all cash reserves of the Company or an Investment Entity in short term securities issued by the United States Treasury or in such other investments as may be approved from time to time by the Members; and (vii) taking such other actions as are authorized by the Members in accordance with this Agreement, are otherwise expressly authorized to be taken by the Administrative Manager pursuant to this Agreement.  Notwithstanding the foregoing, in no event will any action constituting a Major Decision be deemed “ministerial” or “administrative” in nature.

(d)           The Administrative Manager shall provide to the Members an investment memorandum with respect to each potential investments to be made by the Company or an Investment Entity, describing the potential investment in such detail as the Members shall reasonably agree, which memorandum shall include a summary which describes the manner in which such investment is expected to comply (or not comply) with the requirements of Section 3.5 hereof and the accounting firm or other tax advisor that reviewed such REIT compliance analysis.

3.5           Special REIT Rules.  (a)  The Members and the Administrative Manager, subject to the limitations on the Administrative Manager’s authority in this Agreement, shall use commercially reasonable efforts to cause the Company to operate as if it were subject to the REIT rules of the Code described below, except as otherwise permitted by prior written consent of the Members:

(i)           the "75 percent gross income test" set forth in Section 856(c)(3) of the Code and the "95 percent gross income test" set forth in Section 856(c)(2) of the Code; and

(ii)           the gross assets tests set forth in Section 856(c) of the Code: (A) the "75 percent asset test" set forth in Section 856(c)(4)(A) of the Code, (B) the "25 percent asset test" set forth in Section 856(c)(4)(B)(i) of the Code, (C) the "20 percent value limitation" set forth in Section 856(c)(4)(B)(ii) of the Code, (D) the "5 percent value limitation" set forth in Section 856(c)(4)(B)(iii)(I) of the Code and (E) the "10 percent vote and value limitations" set forth in Sections 856(c)(4)(B)(iii)(II) and (III) of the Code.

The Members hereby agree that the Managing Member and the Company shall not be treated as being in violation of this Section 3.5(a) with respect to the assets held as of the date hereof, directly or indirectly, by the Company (as may be taken into account for purposes of this Section 3.5) or with respect to the projected income with respect to such assets.  For purposes of the foregoing tests, any ”mezzanine” loans secured by an equity interest in an entity and any interest therefrom shall not be treated as satisfying such tests unless such loans and interest are in substantial compliance with the requirements of Revenue Procedure 2003-65 based upon the advice of a tax counsel or advisor, except as otherwise permitted by prior written consent of the Members.

(b)           The Members and the Administrative Manager, subject to the limitations on the Administrative Manager’s authority in this Agreement, shall use commercially reasonable efforts to cause the Company not to dispose of any real property in a transaction that would be treated as a "prohibited transaction" within the meaning of Section 857(b)(6)(B)(iii) of the Code, unless (i) the transaction qualifies for the safe harbor, set forth in Section 857(b)(6)(C) of the Code, applied to the Company as if the Company were subject to Section 857(b)(6), taking into account any other “safe harbor” transactions engaged in by the respective Member in determining whether seven sales has occurred during the year, including any such transactions engaged in by a joint venture, partnership or limited liability company in which such Member invests (which information such Member will provide to the Members and Company upon written request), (ii) the transaction is required under this Agreement, (iii) the property is disposed of in connection with or in lieu of foreclosure, (iv) the property is transferred in a tax free exchange under the Code or (v) the Members consent.

(c)           The Members and the Administrative Manager, subject to the limitations on the Administrative Manager’s authority in this Agreement, shall use commercially reasonable efforts to cause the Company to make distributions to the Members in compliance with the “90% distribution requirement” of Section 857(a)(1) of the Code, provided that the Members, the Administrative Manager and the Company shall not be in violation of this Section 3.5(c) if:

(i)           the Company makes the distributions required by Article VI of this Agreement, and

(ii)           the distributions required by Article VI of this Agreement are insufficient to satisfy the 90% distribution requirement.  In such event, the Administrative Manager shall notify the Members of such insufficiency.  Neither any Member, the Administrative Manager nor the Company shall be required to incur debt to make additional distributions unless either requests it and both Members agree, in which case the Members shall use commercially reasonable efforts to cause the Company to incur additional debt on commercially reasonable terms in order to make such additional distributions to both Members.

Notwithstanding anything to the contrary in this Article VI, in no event shall the Managing Member or the Company have any liability to a Member or Affiliate with respect to the Company's failure to comply with the distribution requirements of this Section 3.5 to the extent that such failure is attributable to the use of cash to acquire a Permitted Investment or to fund a capital expenditure approved pursuant to the terms of this Agreement.

(d)           Without limiting the foregoing, the Members and the Administrative Manager, subject to the limitations on the Administrative Manager’s authority in this Agreement, shall cause the Company to take such other reasonable steps as shall be requested in writing in good faith by each Member, which the requesting Member believes in good faith is necessary in order for its ultimate owning entity that has elected to qualify as REIT to continue to qualify as a REIT (determined assuming that, without regard to its investment in the Company, such ultimate parent entity  otherwise would qualify as a REIT) and no other reasonable steps or action could be taken by the requesting Member (in lieu of the Company taking any requested steps) to enable such parent to so qualify.

(e)           Notwithstanding anything to the contrary in this Agreement, in no event shall a Member, the Administrative Manager or the Company have any liability to a Member or its Affiliate with respect to its failure to qualify as a REIT so long as the Member, the Administrative Manager and the Company have acted in good faith and used commercially reasonable efforts to satisfy their respective obligations set forth in this Section 3.5.

3.6           Services of the Members; Company Opportunities.  (a) The Members, the Audit Committee and the Administrative Manager shall devote such time and effort to the business of the Company as shall reasonably be necessary to promote adequately the interests of the Company and the mutual interests of the Members, and shall perform its duties with the same degree of care it exercises with respect to loans where it is the sole participant; however, it is specifically understood and agreed that the Members and their respective Affiliates shall not be required to devote full time to the business of the Company and that, except as otherwise provided in this Section 3.6 the Members or in such other agreements in effect from time to time among the two or more of the parties hereto, the Audit Committee the Administrative Manager and their respective Affiliates may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, and neither the Company, the Members nor the Administrative Manager shall by virtue of this Agreement or otherwise have any right, title or interest in or to such independent ventures.

(b)           Each Member agrees for itself and its respective Affiliates to at all times comply with the provisions of Section 7.5 of the Concord Operating Agreement.  Notwithstanding the foregoing, Lexington shall not have the right to acquire or originate, either directly or through its Affiliate other than the Company, a Permitted Investment, other than a Permitted Exception, if the Administrative Manager notifies Lexington that it would be recommending that such Permitted Investment be acquired or originated by Concord prior to Lexington advising the Administrative Manager that it will be pursuing such Permitted Investment independent of Concord.

3.7           Reimbursement of Expenses; Fees.  Notwithstanding anything else herein but subject to Article X hereof, neither the Members nor the Administrative Manager shall be entitled to reimbursement or payment for their expenses associated with Company activities.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1           Capital.  The capital of the Company shall consist of the amounts contributed to the Company pursuant to this Article IV.

4.2           Capital Contributions.  (a)  Each of the Members has previously made Capital Contributions to the Company in the amounts set forth on the books and records of the Company.

(b)           At such time or times as the Company is required to make an additional capital contribution (the “Additional Capital Contribution”) to an Investment Entity pursuant to Section 3.5 of the Concord Operating Agreement or the Members otherwise agree to make an additional capital contribution, the Administrative Member shall deliver notice thereof to each Member (the “Capital Call”) setting forth the total amount required to be contribute to the Investment Entity (the “Capital Call Amount”).  Within five days of receipt of the Capital Call, each Member shall, make an Additional Capital Contribution to the Company in an amount equal to the product of (1) the Ownership Percentage of such Member and (2) the Capital Call Amount.  If a Member shall fail to timely make a required Additional Capital Contribution pursuant to this paragraph (b), the other Members shall have the right, but not the obligation, to satisfy such Member’s Additional Capital Contribution by making a loan (the “Default Loan”) to the Company equal to the product of (i) the amount of the defaulting Member’s Additional Capital Contribution and (ii) a fraction, the numerator of which is such Member’s Ownership Percentage and the denominator of which shall be the aggregate Ownership Percentages of all Members electing to make a loan to the Company.  All Default Loans shall bear interest at the Default Rate and shall be payable from the assets of the Company.

(c)           Except as set forth in this Section 4.2, no Additional Capital Contributions shall be required or permitted of any Member without the consent of all Members.

4.3           Capital Accounts.  (a) The Administrative Manager shall cause to be kept for each Member a capital account ("Capital Account") which shall be computed from the date hereof in accordance with the following terms:

(i)           Initially, the Capital Account of each Member shall be credited with each Member’s respective initial Capital Contribution.  Thereafter, each Member’s Capital Account shall be credited with any additional Capital Contributions made or contributed by such Member and such Member’s allocable share of Profits, any individual items of income and gain allocated to such Member pursuant to the provisions of Article IV, and the amount of additional cash, or the fair market value of any Company asset (net of any liabilities assumed by the Company and liabilities to which the asset is subject), contributed to the Company by such Member or deemed contributed to the Company by such Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(ii)           The Capital Account of each Member shall be debited with the Member’s allocable share of Losses, any individual items of expenses and loss allocated to such Member pursuant to the provisions of Article IV, the amount of any cash distributed to such Member and the fair market value of any Company asset (net of any liabilities assumed by the Member and liabilities to which the asset is subject) distributed to such Member or deemed distributed to such Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(iii)           In the event that any Company Interest of a Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred  Company Interest  of such Member.

(iv)           In the event that the Gross Asset Value of any Company asset is adjusted as described in the definition of “Gross Asset Value”, the Capital Accounts of all Members shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(f) or Regulation Section 1.704-1(b)(2)(iv)(m), as applicable, to reflect such adjustment.

(v)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation.  In the event that the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Members may make such modification; provided, however, that if such modification constitutes an adverse effect, it shall become effective only upon the consent of any Member to whom such modification would constitute an adverse effect.

(b)           No interest shall be paid by the Company on any Capital Contribution.  A Member shall not be entitled to demand the return of, or to withdraw, any part of his Capital Contribution or any balance in his Capital Account, or to receive any distribution, except as provided for in this Agreement.  Neither the Administrative Manager nor any Member shall be liable for the return of the Capital Contributions of any other Member and no Member shall have any obligation to restore the amount of any deficit in its Capital Account to the Company.

ARTICLE V
ALLOCATIONS OF PROFIT AND LOSS

5.1           Allocations of Profit and Loss.  Profit and Loss for any fiscal year of the Company shall be allocated among the Members in accordance with their Ownership Percentages from time to time, provided that to the extent that distributions are made pursuant to Section 6.3 hereof (in the case of Default Events), Profit shall be allocated among the Members in the same amount (as nearly as possible) that such distributions are made to the Members pursuant to such section.

5.2           Regulatory Allocations.  Prior to making the allocations provided for in Section 5.1, the following allocations shall be made:

(a)           Loss Limitation.  Notwithstanding the preceding provisions of this Article IV, no Loss shall be allocated to a Member to the extent it would increase or cause such Member to have an Adjusted Capital Account Deficit as of the end of a fiscal year.  Any Loss that cannot be allocated to a Member as a result of this limitation shall be specially allocated to the other Members to the extent that it will not cause such other Members to have an Adjusted Capital Account Deficit.

(b)           Qualified Income Offset.  If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), or otherwise has an adjusted Capital Account deficit as of the end of a fiscal year, items of Company income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted Capital Account deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(b) shall be made only if and to the extent that such Member would have an adjusted Capital Account deficit after all other allocations provided for in this Article have been tentatively applied as if this Section 5.2(b) were not in the Agreement.

(c)           Minimum Gain Chargeback.  Notwithstanding the preceding provisions of this Article IV, except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in the Company Minimum Gain during a fiscal year, then each Member with a share of Company Minimum Gain shall be allocated items of income and gain for that year (and, if necessary, subsequent years), in accordance with Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i), in an amount equal to such Member’s share of the net decrease in the Company Minimum Gain.  This Section 5.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)           Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV except as otherwise provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in the Member Nonrecourse Debt Minimum Gain during a fiscal year, then after the allocation required by Section 5.2(c) but prior to any other allocation for the year, each Member with a share of the Member Nonrecourse Debt Minimum Gain shall be allocated income and gain for that year (and, if necessary, subsequent years), in accordance with Regulations Section 1.704-2(j)(2)(ii), in an amount equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain.  This Section 5.2(d) is intended to comply with the partner minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for each fiscal year shall be allocated among the Members in accordance with Section 5.1 hereof.

(f)           Member Nonrecourse Deductions.  Notwithstanding anything to the contrary herein, Member Nonrecourse Deductions for each fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

5.3           Effect of Regulatory Allocations.  The allocations set forth in Section 5.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profit or Loss under Section 5.1. Accordingly, to the extent permitted under Regulations Section 1.704-1(b), the Regulatory Allocations shall be taken into account in allocating Profit, Loss and other items among the Members so that the net amount of such allocations and the Regulatory Allocations to each Member shall equal the net amount that would have been allocated to each Member if the applicable Regulatory Allocations had not been made.

5.4           Other Allocation and Distribution Rules.  (a)  Except as otherwise provided in this Agreement, for each fiscal year of the Company, each item of Company income, gain, loss and deduction shall be allocated among the Members in the same proportions as they share Profit or Loss, as the case may be, for such year.

(b)           If any Company Interest is transferred pursuant to and in compliance with Article 7, then, unless otherwise determined by the Members, Profit and Loss and other items allocable to the transferred Company Interest shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the relevant period in accordance with Section 706(d) of the Code using the interim closing of the books method as of the effective date of such transfer.

5.5           Tax Allocations; Code Section 704(c) and 704(c) Type Allocations.  The following allocations are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Distributions:

(a)           Section 704(c) Allocations.  Notwithstanding Section 5.5(b), items of income, gain, loss and deduction to be allocated for income tax purposes (collectively, “Tax Items”) with respect to Company property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively, “Section 704(c) Tax Items”) shall, to the extent so required, be allocated using any reasonable method as agreed upon by the Members and in accordance with the Treasury Regulations.

(b)           Income Tax Characterization.  For purposes of determining the character (as ordinary income or capital gain) of any gain allocated to the Members pursuant to Sections 5.1 or 5.2, such portion of the taxable income of the Company which is treated as ordinary income attributable to depreciation recapture shall, to the extent possible, be allocated among the Members in proportion to and to the extent of the amount of tax depreciation previously allocated to them.

(c)           Allocations of Tax Items.  Except as otherwise provided in Sections 5.5(a) and (b), allocations of Company income, gain, loss, deduction and credit, as computed for federal income tax purposes, for each fiscal year shall be allocated among the Members in the same manner as the related items were allocated for Capital Account purposes pursuant to Sections 5.1 and 5.2.

5.6           Tax Elections.  The Members shall determine whether the Company shall make any applicable tax elections, including an election in accordance with Section 754 of the Code to adjust the basis of the assets of the Company for Federal income tax purposes in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of its Company Interest as described in Section 734 of the Code.

ARTICLE VI
DISTRIBUTIONS

6.1           Distributions.  Distributions pursuant to this Article VI shall be made within two (2) Business Days of receipt by the Company of a distribution from an Investment Entity; provided, however, the Company shall maintain a reserve at all times of such amount as may be determined by the Members but not less than $1,000,000.

6.2           Distributions prior to a Default Event.  So long as the Company is the Managing Member of Concord, distributions shall be made to the Members in accordance with their Ownership Percentages and in the form of cash only.

6.3           Distributions after a Default Event.  If a Default Event pursuant to clause (a), (b), (e), (g) or (h) of such definition occurs and the Company is removed as the Managing Member of Concord, then distributions shall be made as follows:

(i)           the amount to be distributed to the Non-Defaulting Member shall be based on and shall equal the distributions which such Member would have received if the Default Event had not occurred, which distribution amount shall be based on (x) in the case of distributions from Concord, the actual aggregate distributions made by Concord and assuming that the Company was entitled to receive that portion of such distributions as if it were still the managing member of Concord (including any promoted interest payable to the managing member of Concord) and (y) with respect to distributions from WRP Management and or on account of the management fee payable under the Concord Operating Agreement, (1) the actual fees that would have been paid to WRP Management and the Company in accordance with the Advisory Agreement and the Concord Operating Agreement, again assuming that the Company were still the managing member of Concord, less (2) the payments that would have been required to have been paid by WRP Management and the Company under the Advisory Agreements; and

(ii)           the Defaulting Member shall be entitled to the balance of such distribution.

To the extent that the Company has insufficient funds to fully satisfy the distribution payable under clause (i) hereof, the Defaulting Member shall be liable to the Non-Defaulting Member for such deficiency.  If a Defaulting Member fails to pay the amounts due hereunder within 10 days of notice thereof from the Company or the Non-Defaulting Member, such amounts shall bear interest at a rate of 15% per annum, compounded monthly.

ARTICLE VII
BOOKS AND RECORDS; ACCOUNTS

7.1           Books and Records.  True and correct books of account with respect to the operations of the Company shall be kept at the principal place of business of the Company.  The Administrative Manager shall be responsible for keeping the books of account.  The Company shall also maintain at its principal place of business the following records:  (a) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, (b) a copy of the Certificate of Formation of the Company and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed, (c) copies of the Company's Federal, state and local income tax returns and reports, if any, for the three most recent years and (d) copies of this Agreement and any amendments hereto and of any financial statements of the Company for the three most recent years.

Any Member shall have the right, at its own expense, to examine, or have its duly authorized representative examine, the books of account of the Company and such other information reasonably related to such Member's interest in the Company, and the Company shall make them available at the office at which those books are maintained.

7.2           Quarterly and Annual Reports.  (a)  The Administrative Manager shall prepare and distribute to the Members within 25 days after the end of each fiscal quarter a year-to-date consolidated report with respect to the Company (with the last month of each such report comprised of forecasted, rather than actual, results), prepared in accordance with GAAP, consistently applied, including (i) a balance sheet, (ii) a profit and loss statement, (iii) a statement of changes in the Members’ Capital Accounts and (iv) calculations in sufficient detail to verify the accuracy of all fees and other amounts paid or payable to the Administrative Manager or its Affiliates.

(b)           The Administrative Manager shall prepare and distribute to the Members within 45 days after the end of each fiscal year draft audited financial statements with respect to the Company.  Such financial statements shall be prepared in accordance with GAAP and shall be audited at the Company’s expense by such nationally recognized firm of independent certified public accountants selected by the Administrative Manager.  All reports delivered pursuant to this Section 7.2(b) shall also include unaudited calculations in sufficient detail to verify the accuracy of all distributions paid by the Company.

(c)           The Administrative Manager shall prepare and distribute such other reports, statements and information regarding the Company and its direct and indirect assets as a Member may reasonably request from time to time including, without limitation, such reports as may be requested to confirm Concord’s compliance with Section 7.4 of the Concord Operating Agreement.

7.3           Accounting Basis and Fiscal Year.  The Company's books shall be kept on the accrual method of accounting.  The fiscal year of the Company shall be the calendar year.

7.4           Tax Returns.  (a)  The Administrative Manager shall cause the Company to prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Company.  The Company shall furnish each Member within 60 days of the end of each fiscal year or as soon thereafter as such information is available to the Company, with such information as may be needed to enable such Member to file its Federal income tax return and any required state income tax return.  The Administrative Manager shall cause the Company to pay, out of available cash flow and other assets of the Company, any taxes payable by the Company.  Except as otherwise set forth in this Agreement, all decisions regarding tax elections shall be made by the Administrative Manager.

(b)           Each Member agrees to report, on his or its own income tax returns each year, each item of income, gain, loss, deduction and credit as reported by the Company to such Member on the Schedule K-1 (or other similar tax report) issued by the Company to such Member for such year.  Except: (i) as otherwise required by law or (ii) to the extent disclosed previously by a Member no Member shall take any tax reporting position that is inconsistent in any respect with any tax reporting positions taken by the Company or any entity in which the Company owns any equity interest, and, in the event of a breach by such Member of the provisions of this Section 7.4(b), such Member shall be liable to the Company and the other Members for any costs, liabilities and damages (including, without limitation, consequential damages) incurred by any of them on account of such breach.

7.5           Tax Matters Member.  WRT is hereby designated the "Tax Matters Partner" pursuant to Section 6231 of the Code (and any comparable provision of applicable state and local tax laws).  The Members hereby consent to such designation and agree to take any further action as may be required to effectuate and maintain such designation and WRT is authorized to take such actions as may be required to effectuate and maintain such designation.

7.6           Reports to Members.  The Administrative Manager shall cause all material reports and other documents received by it with respect to investments by the Investment Entities to be delivered to the Members within five business days of receipt thereof.  The Administrative Manager shall promptly give notice to the Members any development of which the Administrative Manager is aware that in its reasonable judgment will result in a material adverse effect to the Company or that would result in action requiring the consent of the Members hereunder.

7.7           REIT Compliance Reports.  The Administrative Manager shall cause REIT test checklists with respect to the assets and operations of the Company (or comparable summaries reasonably satisfactory to the Members) that have been reviewed by a nationally recognized public accounting firm selected by the Audit Committee, to be delivered to Lexington on a quarterly and annual basis and within the time frames for delivering documentation set forth in Section 7.2.  Such REIT test checklists or comparable summaries shall include, to the extent not already provided to the Members, a summary of any new investments (directly or indirectly) made by the Company during the quarter and whether such Company investments are in compliance or noncompliance with the applicable REIT requirements.

ARTICLE VIII
ASSIGNABILITY OF INTERESTS; ADDITIONAL MEMBERS

8.1           General Conditions.  Whether or not otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Company Interest, or any rights to receive any Distributions under this Agreement if, in the opinion of counsel to the Company or, in the opinion of counsel to the non-transferring Members, which counsel is satisfactory to the transferring Member, in its reasonable discretion, the Transfer would (a) cause the termination or dissolution of the Company under the Company Law; (b) require registration under the Securities Act of 1933, as amended, or under any other securities law or result in the violation of any applicable state securities laws; (c) cause the Company or any Member to be subject to any additional regulatory requirements; (d) cause the Company to be taxed as a corporation under the Code; or (e) cause a default under any agreement to which the Company is a party.

8.2           Transfer by Members.  No Member may Transfer all or any portion of its Company Interest without the consent of all Members other than to an Affiliate of such Member.  Notwithstanding the preceding sentence, each Member agrees that its consent will not be unreasonably withheld if such purported Transfer is to a Person that has provided evidence sufficient to the consenting Member that such Person has the financial capability to make capital contributions to the Company equal to not less than 12.5% of the Company’s total net asset value.

8.3           Additional Member.  A transferee of all or part of the Company Interest of a Member permitted under this Agreement shall be admitted to the Company as an Additional Member and be listed as a Member on the books and records of the Company only if (a) the transferring Member gives such right to the transferee, (b) except for transfers to an Affiliate, the

 Members consent to the admission of the transferee, which consent may be withheld in the Members' sole discretion, (c) the transferee shall execute and deliver an agreement reasonably satisfactory to and approved by the Members, agreeing to assume and to be bound by and to comply with all of the terms and conditions of this Agreement applicable to the Members, (d) the transferee shall execute, and deliver all necessary certificates or other documents and perform such other acts as may be required under the Company Law or other applicable laws and regulations to effectuate the admission of the Additional Member and to preserve the status and legal compliance of the Company as reasonably satisfactory to and approved by the Members and (e) the transferee shall pay all reasonable expenses of the Company and the Members connected with the admission including, but not limited to, reasonable legal and accounting fees and disbursements.

8.4           Treatment.  Until compliance with the provisions of Section 8.3, the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner of such Company Interest in all respects and shall incur no liability for Distributions made to such owner.

8.5           Other Transfers Void.  Any Transfer made in violation of the provisions of this Article VII or of Article VIII shall be null and void and shall not bind the Company or any Member.

8.6           No Release.  In the event of any such transfer by a Member in compliance with the provisions of this Article VII, the transferor shall continue to be obligated under this Agreement for any failure of the transferee to perform any duty or obligation under this Agreement or otherwise to violate the terms of this Agreement.

ARTICLE IX
BUY/SELL RIGHTS

9.1           Right to Purchase.  (a)  At any time after the later of (i) the date on which the Initial Preferred Member  (as defined in the Concord Operating Agreement) shall no longer have the right to exercise its option to have its interest in Concord redeemed pursuant to Section 10.1 of the Concord Operating Agreement or (ii) if the Initial Preferred Member has exercised its right to have its interest in Concord redeemed pursuant to Section 10.1 of the Concord Operating Agreement, the final redemption of such interest, either Member (such Member being hereinafter referred to as the “Initiating Member”), shall have the right to give written notice (the "Demand Notice") to the other Member (such being hereinafter referred to as the “Responding Member”), of the Initiating Member’s intent to rely on this Article IX and to purchase for cash all, but not less than all, of the Company Interests owned by the Responding Member, whereupon the provisions set forth in this Article IX shall apply.  In the event that one or more Members is deemed to have delivered a Demand Notice, the Member who shall be deemed to have first delivered such Demand Notice pursuant to Section 13.1 hereof shall be deemed the Initiating Member or if more than one Member shall be deemed to have delivered a Demand Notice on the same date, the Member or Members whose Demand Notice sets forth the highest price shall be deemed the Initiating Member.

(b)           The Demand Notice shall set forth the cash purchase price at which the Initiating Member would be willing to purchase (or to cause its designee to purchase) an undivided one hundred percent (100%) interest in the Company and whether it is electing to acquire the Sale

Interest in accordance with Section 9.2(a) (a “Purchase Transaction”) or have the Sale Interest redeemed in accordance with Section 9.2(b) hereof (a “Redemption Transaction”).

(c)           The Responding Member shall have the option, exercisable by giving written notice (the “Exercise Notice”) to the Initiating Member within twenty (20) days after receipt of the Demand Notice (such period being referred to as the “Option Period”), to agree to either (i) sell to the Initiating Member its Company Interest on the terms and conditions set forth in Section 9.2(a), if the Demand Notice provides a Purchase Transaction, or have its interest redeemed on the terms and conditions set forth in Section 9.2(b) if the Demand Notice provides for a Redemption Transaction, (ii) purchase from the Initiating Member its Company Interests pursuant to a Purchase Transaction or cause the Company to redeem the Initiating Member its Company Interests pursuant to a Redemption Transaction, or (iii) if the Initial Preferred Member has elected to have its interest in Concord redeemed, to cause the Company to be liquidated in accordance with the provisions of Article XI hereof.  Failure to give notice within the required time period shall be deemed an election by the Responding Member to sell to the Initiating Member its Company Interest.

Section 9.2  Procedure for Purchase of Sale Interests.  (a)  If the Purchasing Member has elected to purchase the Sale Interest pursuant to a Purchase Transaction, then:

(i)           Within five (5) days of delivery of the Exercise Notice, the Purchasing Member shall deliver to the law firm regularly engaged by Concord in connection with its acquisitions and dispositions of Loan Assets, or such other mutually acceptable escrow agent, in escrow, a deposit in good funds equal to five (5%) percent of the Sale Interest Purchase Price, which deposit shall be applied against the Sale Interest Purchase Price at the Closing.

(ii)           The closing of a purchase of the Sale Interest pursuant to this Section 9.2(a) shall be held on such date as the Purchasing Member shall determine (the "Buy-Sell Closing Date") by giving Selling Member at least ten (10) days prior notice thereof, but in no event earlier than ten (10) days, and no later than sixty (60) days, after the date of the Exercise Notice or, if no Exercise Notice is delivered, the expiration of the Option Period, subject to the terms and conditions specified in this Section 9.2(a).

(iii)           Except as otherwise provided for in this Agreement, the closing (the "Closing") of any transfer of a Sale Interest between the Members pursuant to this Section 9.2(a) shall take place on the Buy-Sell Closing Date at such time and place in New York, New York as the Purchasing Member may designate.  If the Purchasing Member fails to designate the time and place of closing within the prescribed period, then the closing shall occur on the Buy-Sell Closing Date at 10:00 a.m. at the Company's principal place of business.  Prior to or at the Closing, Selling Member shall supply to Purchasing Member all documents customarily required (or reasonably required by Purchasing Member) to make a good and sufficient conveyance of the Sale Interest to the Purchasing Member, which documents shall be in form and substance reasonably satisfactory to the Purchasing Member.  At Closing, the Purchasing Member shall pay the Sale Interest Purchase Price by wire transfer of immediately available funds.  It shall be an express condition precedent to the Closing and to the obligation of Purchasing Member to pay the Sale Interest Purchase Price and to assume Selling Member's obligations hereunder that the Sale Interest being transferred is free and clear of all liens, encumbrances, restrictions or claims of any kind.  This condition is for the sole benefit of Purchasing Member and may be waived by Purchasing Member in whole or in part in its sole discretion.  If Purchasing Member waives this condition, Purchasing Member may reduce the Sale Interest Purchase Price by the amount of any lien or other encumbrance which encumbers the Sale Interest.  Each party shall pay its own attorneys' fees and expenses incurred in connection with the Closing.

(b)           If the Purchasing Member has elected to cause the Company to redeem the Sale Interest pursuant to a Redemption Transaction, then:

(i)           No later than twenty (20) days after delivery of the Exercise Notice, the Purchasing Member shall deliver to the Selling Member an amount equal the Initial Payment.

(ii)           The balance of the redemption amount for the Sale Interest shall be paid in one or more payments in immediately available funds to the Selling Member over a period of time not to exceed 24 months from the date of the Demand Notice, which payments aggregate the sum of (x) the Sale Interest Purchase Price less the Initial Payment, and (y) a return thereon equal to the greater of (A) 10% or (B) the Sale Interest Return.

(iii)           The Company shall apply all distributions received from Concord pursuant to Section 5.3 of the Concord Operating Agreement first to the satisfaction of the amounts payable to the Selling Member pursuant to this Section 9.2(b) prior to making any distributions of such amounts pursuant to Article VI hereof.

(c)           As of the effective date of any transfer of a Sale Interest pursuant to Section 9.2(a) or the payment pursuant to Section 9.2(b)(i), the Purchasing Member shall assume all obligations of the Selling Member with respect to the Company Interest so transferred and the Selling Member's rights and obligations under this Agreement shall terminate with respect to such transferred Company Interest, except (x) as to indemnity rights of the Selling Member under this Agreement and (y) in the case of a transfer pursuant to Section 9.2(b) hereof, the rights of the Selling Member to receive the payments required by Section 9.2(b) hereof.

(d)           The failure of a Member to perform any of the obligations set forth in this Article IX with respect to a transfer or redemption of a Company Interest shall constitute an event of default ("Event of Default") on the part of the Member with respect to whom such failure occurs.  Upon the occurrence of an Event of Default, the non-defaulting Member may exercise, in addition to all other rights and remedies provided in this Agreement or available at law or in equity, any one or more of the following remedies:

(i)           In the event that the Selling Member fails to make conveyance of the Sale Interest pursuant to its obligations herein, then the Purchasing Member shall have the option:

(1)           to demand and receive specific performance of the Selling Member's obligations to convey the Sale Interest as provided for herein; or

(2)           to terminate the obligations of the parties to proceed with the sale of the Sale Interest, whereupon the position of the parties shall revert to the status quo ante as if no notice to purchase from either party to the other had been given under the provisions of this Agreement.

and, in each case, the Purchase Member shall be entitled to recover damages on account of the Selling Member's failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (1) and (2) above, if the Purchasing Member so elects).

If the Purchasing Member elects the option described in subparagraph (1) or (2) above, any deposit or initial payment furnished by the Purchasing Member or the Company shall be promptly returned to the Purchasing Member or the Company, as applicable.

(ii)           In the event that the Purchasing Member defaults in the Closing of a sale of the Sale Interest as herein provided, then the Purchasing Member shall have no right to deliver a Demand Notice for a period of twelve (12) months from such default and the Selling Member shall have the option:

(1)           to elect to purchase the Purchasing Member's Company Interest on the terms and conditions otherwise set forth herein, by notice to the Purchasing Member of the Selling Member's intention so to do, given within fifteen (15) days after such default in which event the Selling Member shall become the Purchasing Member and the Purchasing Member shall become the Selling Member, and all the applicable terms, conditions and provisions of this Agreement with respect to such sales shall govern, except that the closing thereof shall take place thirty (30) days after such date of notice from the Selling Member (now the Purchasing Member) to the Purchasing Member (now the Selling Member) and except that the Sale Interest Purchase Price shall be ten percent (10%) less than the price which the Selling Member (now the Purchasing Member) would have had to pay had such Purchasing Member (now the Selling Member) originally elected to sell its Company Interest;

(2)           to terminate the Selling Member's obligation to convey the Sale Interest to the Purchasing Member by notice to the Purchasing Member, wherein the Selling Member shall have the right to retain any deposits given by the Purchasing Member as security for the Purchasing Member's obligations, and to retain the proceeds thereof as the Selling Member's own property, as liquidated damages on account of the Purchasing Member's default (all Members hereby acknowledging and agreeing that it is extremely difficult and impracticable to ascertain the amount of damages which would be incurred by the Selling Member as a result of the Purchasing Member's default and that the amounts of such deposits shall be determined, when such transactions are proposed, as reasonable estimates of the damages the Selling Member would incur in such event), but otherwise the position of the parties shall revert to the status quo ante as if no notice from either party to the other had been given under the provisions of this Agreement.

Where the Selling Member elects the option described in subparagraph (1) above, any deposits theretofore paid by the Purchasing Member shall be returned to the Purchasing Member after performance by the Purchasing Member of its obligations hereunder.

(iii)           In the event that the Purchasing Member defaults in its obligations under Section 9.2(b) hereof, then the Purchasing Member shall have the option to demand and receive specific performance of the Selling Member's and the Company’s obligations under Section 9.2(b) and shall further be entitled to receive interest at the Default Rate on any amounts which the Purchasing Member or Company failed to pay to the Selling Member in accordance therewith.

9.3           Liquidation of Company.  Upon delivery of an Exercise Notice setting forth an election by the Responding Member that it is electing to cause the Company to be liquidated, the Members shall take such action as is reasonably required to liquidate the Company in an orderly manner so as to maximize value for the Company’s assets

9.4           Release of Selling Member.  Notwithstanding any provision herein to the contrary, unless waived by Selling Member, it shall be a condition or requirement of any offer that Purchasing Member obtain a release of the Selling Member and the Selling Member's Affiliates from any personal liability with respect to all Company obligations, if any, and all other obligations related thereto including and any guarantees with respect thereto.

ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1           Representations of the Members.  Each Member severally represents and warrants that it (i) is an Accredited Investor (as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended), (ii) is acquiring its Company Interest for investment purposes only (iii) has complied with all applicable Federal and state securities laws in connection with the issuance of its equity interests, except to the extent that such failure does not have a material adverse effect on such Member; (iv) has received copies of all such documents as it deems advisable in making his decision to invest in the Company and has reviewed and understands such agreements and (v) has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company, and all such questions have been answered to the reasonable satisfaction of the Member.

10.2           Tax Identification Number.  Each Member’s true and correct social security or tax identification number, as the case may be, is set forth below such Member’s name on Schedule 1 hereto.

10.3           Covenants.  Each of the Members covenants and agrees that it will use its commercially reasonable best efforts to cause the Company at all times to comply with the obligations of the Company under the Concord Operating Agreement including, without limitation, taking such actions as may be reasonably required to prevent a Default Event with respect to the Company from occurring.

10.4           Guaranty.  To the extent that any Member or its Affiliate is required to guaranty or provide an indemnification for any obligations of the Company or an Investment Entity to a party other than a Member or its Affiliate, the Members hereby agree that any payments required to be made by any such Member on account of any such guaranty or indemnity shall borne by the Members in accordance with their Percentage Interests notwithstanding that such Member is not a party to such guaranty or indemnification obligation.

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.1           Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events:

  (a)           The disposition of all or substantially all of the assets of the Company;

  (b)           The unanimous vote of the Members to dissolve the Company;

  (c)           The occurrence of any event under the Company Law that terminates the continued membership of a Member in the Company;

  (d)           The entry of a decree of judicial dissolution under Section 702 of the Company Law.

Dissolution of the Company shall be effective on the day the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate of Formation of the Company have been canceled and the assets of the Company have been distributed as provided herein.

11.2           Limited Return of Capital Contributions Upon Dissolution.  Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its Capital Contribution, and shall have no recourse therefor (upon dissolution or otherwise) against any Member.  Notwithstanding the dissolution of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement until termination of the Company, as provided in this Agreement.  Upon dissolution of the Company, the Administrative Manager, or a liquidator (who may be a Member) appointed by the Administrative Manager shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this agreement and cause the cancellation of the Company's Certificate of Formation.

11.3           Distributions Upon Liquidation.  (a)  Upon dissolution of the Company, the Administrative Manager or a liquidator appointed pursuant to Section 11.2, shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and apply and distribute the proceeds thereof:

  (i)           First, to creditors in the order of priority provided by law;

  (ii)           Second, to the establishment of any reserves for contingencies which the Administrative Manager (or liquidator) may consider necessary; and

  (iii)           The balance, if any, to the Members in the manner provided in Article VI hereof, provided that no Member shall be distributed any amount in excess of such Member’s positive Capital Account balance, and any excess shall instead be distributed to the Members with positive Capital Account balances, in proportion to such positive Capital Account balances.

  (b)           Notwithstanding the foregoing, in the event the Administrative Manager (or liquidator) shall determine that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Administrative Manager (or liquidator), in order to avoid such loss, may, after giving notice to all the Members, to the extent not then prohibited by the laws, including the Company Law, of any jurisdiction in which the Company is then formed or qualified and applicable in the circumstances, defer liquidation of and withhold from distribution for a reasonable time any assets of the Company except those necessary to satisfy the Company's debts and obligations.

  (c)           After the proceeds of the liquidation of the assets of the Company have been distributed (which shall occur as soon as practical), the Administrative Manager (or liquidator) shall cause the Certificate of Formation of the Company to be canceled.

11.4           Final Accounting.  Upon the dissolution of the Company a proper accounting shall be made by the Company's independent public accountants from the date of the last previous accounting to the date of dissolution.

ARTICLE XII
LIABILITY, EXCULPATION AND INDEMNIFICATION

12.1           Liability.  (a) Except as otherwise provided by the Company Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

  (b)           Except as otherwise expressly required by law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed Profit of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

12.2           Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such

Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of a breach of this Agreement or the gross negligence or willful misconduct by such Covered Person with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.2 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.  No Covered Person may settle a third party claim without the consent of all Members.

12.3           Expenses.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.2 hereof.

ARTICLE XIII
MISCELLANEOUS

13.1           Notices.  Any notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the Member giving such notice, election or demand and shall be deemed to have been given (i) when personally delivered with signed delivery receipt obtained, (ii) when transmitted by facsimile machine with printed confirmation of successful transmission to the appropriate facsimile number of the address listed below being obtained by the sender from the sender's facsimile machine, or (iii) three business days after such notice has been deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed to such Member at the address set forth on the books and records of the Company.  A Member may change the address to which notices shall be sent by written notice to all Members (said change of addresses to be effective upon receipt by all Members).

13.2           Successors and Assigns.  Subject to the restrictions on transfer set forth in this Agreement, this Agreement, and each provision of this Agreement, shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and permitted assigns, and each successor-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

13.3           Amendments.  This Agreement may be amended only by a written document approved by and duly executed by all of the Members.

13.4           Partition.  No Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any Company assets partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.  It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the rights of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of any interest in the Company shall be subject to the limitations and restrictions of this Agreement.

13.5           No Waiver.  The failure of any Member to insist upon strict performance of a covenant under this Agreement or of any obligation under this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of that Member's right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation under this Agreement.  No waiver or consent shall be effective unless in writing.

13.6           Entire Agreement.  This Agreement constitutes the full and complete agreement of the parties to this Agreement with respect to the subject matter of this Agreement.

13.7           Captions.  The titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, are not a part of this Agreement, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

13.8           Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the Members, notwithstanding that all Members have not signed the same counterpart.

13.9           Separability.  In case any of the provisions contained in this Agreement or any application of any of those provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and other applications of those provisions shall not in any way be affected or impaired thereby.

13.10         Applicable Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and interpreted, construed and enforced in accordance with the law of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

WRT REALTY L.P.

By:	Winthrop Realty Trust
General Partner

By: /s/ Peter Braverman
Peter Braverman
President

THE LEXINGTON MASTER LIMITED PARTNERSHIP

By:	Lex GP-1 Trust
General Partner

By: /s/ Joseph S. Bonventre
Joseph S. Bonventre
Senior Vice President

WRP SUB-MANAGEMENT LLC

By: /s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer

Schedule 1

MAJOR DECISIONS

1.	The acquisition or disposition by the Company or any Investment Entity, directly or indirectly, in any asset.
2.
The incurrence of any debt by the Company or an Investment Entity other than in accordance with an existing Credit Facility (as defined in the Concord Operating Agreement) or in the normal course of business

3.
The payment of any fees to a Member, the Administrative Manager or an Affiliate thereof except pursuant to the Advisory Agreements, or enter into any transactions, agreements or other arrangements on behalf of the Company or an Investment Entity with the Administrative Manager, a Member or their respective Affiliates.

4.	The retention of any property manager or construction manager for any REO Property.
5.	The amendment of any Advisory Agreement.
6.	Subject to the rights of the Audit Committee, the retention of accountants or Sarbanes-Oxley consultants on behalf of the Company or an Investment Entity.
7.	The merger or consolidation of the Company or an Investment Entity with or an investment by it in any other Person.
8.	Admit any Person as a Member except as provided in Article 8 or require any Capital Contribution except as provided in Article 4.
9.	Enter into any agreement which would cause any Member to become personally liable on, in respect of, or to guaranty, any indebtedness of the Company without such Member’s consent.
10.	Cause the Company or an Investment Entity to make any Bankruptcy filing;.
11.	Any amendments this Agreement
12.
Any action under the terms of the Concord Operating Agreement requiring the consent of the Managing Member other than those for which the Administrative Manager has authority pursuant to Section 3.4 hereof or which are delegated to the Audit Committee pursuant to Section 3.2 hereof.

Schedule 2

AUDIT COMMITTEEE AUTHORITY

Purpose:

Provide oversight responsibility relating to the:

•	Preparation and integrity of the Company’s and the Investment Entity’s financial statements (including the financial reporting process and the system of internal accounting and financial controls)

•	Qualifications, independence and performance of, and the Company’s and Investment Entity’s relationship with, its independent auditors

•	Company’s and Investment’s Entity’s compliance with its ethics policies and with legal and regulatory requirements

Authority

1.
The Committee shall be directly responsible for the appointment and termination (subject to the terms of the Company’s Operating Agreement and the Concord Operating Agreement), compensation and oversight of the work of the Company’s independent auditors, including resolution of disagreements between the Administrative Manager and the independent auditors regarding financial reporting.  The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

2.
At least annually, the Committee shall obtain and review a report by the Company’s independent auditors describing the independent auditor’s internal quality control procedures; any material issues raised by the most recent internal quality- control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company and the Investment Entities.

3.
The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation or budgets.

4.
The Committee shall discuss with the Administrative Manager, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, disclosure controls and procedures, and including the Company’s policies to discuss policies with respect to risk assessment and risk management and legal and ethical compliance programs.

5.
The Committee shall meet periodically with the Administrative Manager and the independent auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

6.
The Committee shall receive information from the Administrative Manager and the independent auditors as to the critical accounting policies and practices of the Company and alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Administrative Manager and any major changes to the Company’s or an Investment Entity’s accounting principles and practices.

7.
The Committee shall review with the independent auditors their reports on the annual and quarterly financial statements and all communications required of the independent auditors; and discuss with the independent auditors and the Administrative Manager their assessment as to the quality and application of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of financial statement disclosures.

8.	The Committee shall review with the Administrative Manager the Company’s annual and quarterly financial statements and reports prior to their issuance.

9.
The Committee shall investigate and respond to any instances or allegations of inappropriate behavior by management concerning questions of compliance with securities laws or inquiries as may be reported by legal counsel.